Exhibit 99.1

CONTACTS:	Dennis Oates	Douglas McSorley	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS 2010 FOURTH QUARTER RESULTS

- EPS is $0.52 on Sales of $51.6 Million -

- Backlog of $69 Million is Highest in Two Years and Up 18% from End of 3Q10 -

BRIDGEVILLE, PA, January 26, 2011 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the fourth quarter of 2010 were $51.6 million compared with $26.7 million in the fourth quarter of 2009 and $51.9 million in the 2010 third quarter.

Net income for the fourth quarter of 2010 was $3.6 million, or $0.52 per diluted share, compared with $1.0 million, or $0.14 per diluted share, for the fourth quarter of 2009, and $4.1 million, or $0.60 per diluted share, for the third quarter of 2010.

The Company recorded negative cash flow from operations of $3.6 million in the fourth quarter of 2010 due to its investment in managed working capital to support increased sales activity and backlog. This compares with positive cash flow from operations of $2.3 million in the fourth quarter of 2009. For full year 2010, cash flow from operations was $1.3 million. Capital expenditures for the 2010 fourth quarter were $2.3 million. At December 31, 2010, the Company had cash of $34.9 million and total debt of $10.8 million.

The Company noted that total shipment volume for the fourth quarter of 2010 was 3% lower than the third quarter of 2010, but 84% higher than the fourth quarter a year ago. Compared with the third quarter of 2010, volume shipped to the power generation market increased 22% and petrochemical volume rose 7%, while volumes shipped to the aerospace and service center plate markets were lower by 6% and 54%, respectively.

Chairman, President and CEO Dennis Oates commented: “Our fourth quarter sales were in line with the third quarter as expected and more heavily weighted towards lower margin semi-finished products. Some customers elected to delay December shipments until January as a part of their year-end inventory planning. Order entry from all markets continued to build positive momentum and backlog at the end of the year rose to a two-year high of $69 million.”

Mr. Oates concluded: “We have entered 2011 fully focused on seizing the opportunities presented by our strengthening end markets while relentlessly pursing further operating improvements.”

Segment Review

For the fourth quarter of 2010, the Universal Stainless & Alloy Products segment had sales of $46.1 million and operating income of $4.2 million, yielding an operating margin of 9.2% of sales. This compares with sales of $23.1 million and operating income of $0.5 million, or 2.2% of sales, in the fourth quarter of 2009. In the third quarter of 2010, sales were $46.2 million and operating income was $4.4 million, or 9.4% of sales

Segment sales doubled from the fourth quarter of 2009 on a 91% increase in tons shipped mainly due to higher shipments to rerollers, forgers and service centers. Segment sales were level with the third quarter of 2010 on a 3% decrease in tons shipped with higher shipments to forgers and rerollers offset by lower shipments to service centers.

The Dunkirk Specialty Steel segment recorded sales of $17.1 million and operating income of $1.3 million for the fourth quarter of 2010, yielding an operating margin of 7.8% of sales. This compares with sales in the fourth quarter of 2009 of $8.1 million and operating income of $0.2 million, or 2.8% of sales. In the third quarter of 2010, sales were $16.1 million and operating income was $1.4 million or 8.4% of sales.

Dunkirk’s sales increased 111% from the fourth quarter of 2009 on a 73% increase in tons shipped mainly due to a doubling of shipments to service centers and higher selling prices. Dunkirk’s sales increased 6% from the third quarter of 2010 on a 4% increase in tons shipped, mainly due to higher shipments to forgers and OEMs and higher selling prices.

Webcast

A simultaneous webcast of the Company’s conference call discussing the fourth quarter of 2010, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2011.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Established in 1994, our experience, technical expertise, and dedicated workforce stand committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company’s current and future litigation and regulatory matters. The Company’s actual results in future periods also may be impacted by various economic and market risk and uncertainties, many of which are beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share information)

(Unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009
Net Sales

Stainless steel	$42,009	$20,037	$142,302	$98,069
Tool steel	3,733	3,385	26,196	9,413
High-strength low alloy steel	2,734	1,560	10,310	9,235
High-temperature alloy steel	1,415	1,184	5,853	5,567
Conversion services	890	330	2,719	1,203
Other	802	176	2,043	1,420

Total net sales	51,583	26,672	189,423	124,907
Cost of products sold	42,742	23,374	155,651	117,901
Selling and administrative expenses	3,388	2,562	13,349	11,663

Operating income (loss)	5,453	736	20,423	(4,657)
Interest expense	(118)	(19)	(452)	(89)
Other income	72	559	92	695

Income (loss) before taxes	5,407	1,276	20,063	(4,051)
Income tax provision (benefit)	1,838	320	6,821	(1,093)

Net income (loss)	$3,569	$956	$13,242	$(2,958)

Earnings (loss) per share – Basic	$0.53	$0.14	$1.95	$(0.44)

Earnings (loss) per share – Diluted	$0.52	$0.14	$1.93	$(0.44)

Weighted average shares of Common Stock outstanding
Basic	6,796,561	6,769,130	6,782,576	6,755,560
Diluted	6,921,963	6,815,853	6,868,255	6,755,560

MARKET SEGMENT INFORMATION

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009
Net Sales

Service centers	$22,351	$11,313	$88,948	$50,355
Forgers	10,149	8,652	41,793	39,821
Rerollers	12,403	2,270	36,515	12,174
Original equipment manufacturers	4,014	2,913	13,800	16,089
Wire redrawers	1,320	1,018	4,132	3,845
Conversion services	890	330	2,723	1,203
Other	456	176	1,512	1,420

Total net sales	$51,583	$26,672	$189,423	$124,907

Tons shipped	11,365	6,172	43,373	28,182

BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009
Net Sales

Stainless steel	$28,504	$14,318	$99,092	$71,670
Tool steel	3,522	3,311	25,325	9,146
High-strength low alloy steel	336	271	2,091	3,017
High-temperature alloy steel	700	347	2,427	1,988
Conversion services	725	217	2,110	763
Other	720	166	1,929	1,391

	34,507	18,630	132,974	87,975
Intersegment	11,628	4,456	40,320	20,344

Total net sales	46,135	23,086	173,294	108,319
Material cost of sales	24,838	9,882	85,507	49,592
Operation cost of sales	14,751	11,005	61,428	52,656
Selling and administrative expenses	2,310	1,690	9,048	8,467

Operating income (loss)	$4,236	$5099	$17,311	$(2,396)

Dunkirk Specialty Steel Segment

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009
Net Sales

Stainless steel	$13,505	$5,719	$43,211	$26,399
Tool steel	211	74	871	267
High-strength low alloy steel	2,398	1,289	8,219	6,218
High-temperature alloy steel	715	837	3,426	3,579
Conversion services	165	113	609	440
Other	82	10	114	29

	17,076	8,042	56,450	36,932
Intersegment	58	91	150	313

Total net sales	17,134	8,133	56,600	37,245
Material cost of sales	10,475	4,520	33,003	23,221
Operation cost of sales	4,240	2,514	15,000	13,089
Selling and administrative expenses	1,075	872	4,301	3,196

Operating income (loss)	$1,344	$227	$4,296	$(2,261)

CONSOLIDATED BALANCE SHEET

	December 31, 2010	December 31, 2009
Assets
Cash	$34,944	$42,349
Accounts receivable, net	29,273	17,028
Inventory, net	69,710	41,322
Other current assets	5,661	9,344

Total current assets	139,588	110,043
Property, plant & equipment, net	71,581	70,085
Other assets	1,499	1,586

Total assets	$212,668	$181,714

Liabilities and Stockholders’ Equity

Trade accounts payable	$20,022	$7,783
Outstanding checks in excess of bank balance	544	734
Accrued employment costs	5,488	1,178
Current portion of long-term debt	2,833	2,223
Other current liabilities	605	553

Total current liabilities	29,492	12,471
Long-term debt	7,990	10,823
Deferred taxes	15,276	14,049
Other liabilities	287	145

Total liabilities	53,045	37,488
Stockholders’ equity	159,623	144,226

Total liabilities and stockholders’ equity	$212,668	$181,714

CONSOLIDATED STATEMENT OF CASH FLOW DATA

For the Year Ended December 31,

	2010	2009
Cash flows provided by operating activities:
Net income (loss)	$13,242	$(2,958)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	5,486	4,859
Loss on retirement/sale of fixed assets	17	84
Deferred income tax	730	1,853
Stock based compensation expense	1,819	1,058
Tax benefit from share-based payment arrangements	(143)	(86)
Changes in assets and liabilities:
Accounts receivable, net	(12,245)	16,029
Inventory, net	(28,388)	21,900
Trade accounts payable	12,239	(11,567)
Outstanding checks in excess of bank balance	(190)	194
Accrued employment costs	4,310	(2,617)
Current income tax, net	4,175	(1,613)
Other, net	243	764

Net cash provided by operating activities	1,295	27,900

Cash flow used in investing activities:
Proceeds from sale of fixed assets	18	60
Capital expenditures	(7,482)	(12,394)

Net cash used in investing activities	(7,464)	(12,334)

Cash flows provided by financing activities:
Long-term debt issuance	—	12,000
State grant funding purchase of new equipment	500
Long-term debt repayments	(2,222)	(403)
Deferred financing costs	—	(84)
Proceeds from issuance of common stock	603	372
Purchase of treasury stock	(260)
Tax benefit from share-based payment arrangements	143	86

Net cash (used in) provided by financing activities	(1,236)	11,971

Net cash flow	$(7,405)	$27,537